Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

Tectonic Network, Inc. and subsidiaries f/k/a Return on Investment Corporation Kennesaw, Georgia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 30, 2004, except for Note 18, which is as of May 12, 2005, relating to the consolidated financial statements of Return on Investment Corporation and subsidiaries as of and for the years ended June 30, 2004 and 2003, which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP
Atlanta, Georgia

June 24, 2005